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Exhibit 7

JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to securities of Peru Copper Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.

        In witness whereof, the undersigned hereby execute this Agreement this 28th day of June, 2007. lcv24]

LOWELL FAMILY TRUST UA
/s/ J. David Lowell Name: J. David Lowell Title: Grantor and Trustee	/s/ J. David Lowell J. David Lowell
/s/ Edith Lowell Edith Lowell

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JOINT FILING AGREEMENT